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                                                                    EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in (a) the Registration Statement on Form S-8 (File No. 333-01419), (b) the Registration Statement on Form S-8 (File No. 033-11229), (c) the Registration Statement on Form S-8 (File No. 333-45661), (d) the Registration Statement on Form S-8 (File No. 333-64160) and (e) the Registration Statement on Form S-3 (File No. 333-47396) of Dover Corporation of our report dated March 10, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.


PricewaterhouseCoopers LLP
New York, New York
March 10, 2005